Exhibit 5.1
Richard A. Fisher, Esq.
Solomon Technologies, Inc.
14 Commerce Way
Danbury, CT 06810

May 21 , 2008

Solomon Technologies, Inc.
14 Commerce Way
Danbury, CT 06810

Re: Solomon Technologies, Inc. Peter W. DeVecchis, Jr. Supplemental Employment Agreement, Bryan Delano Professional Services Agreement, Patrick Rowland Professional Services Agreement, John Iacobelli Professional Services Agreement and Thomas Kell Consutling Agreement (collectively, the “Agreements”)

Gentlemen:

I am corporate counsel to Solomon Technologies, Inc. (the "Company") and in that capacity have acted as counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission with respect to an aggregate of 3,656,960 shares of Common Stock, par value $0.001 per share (the "Shares"), issuable under the Agreements.

In rendering the opinion expressed below, I have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreements and such other documents, corporate records, certificates and letters of public officials, such other instruments and such legal matters as I have deemed necessary as the basis for the opinions hereinafter expressed.

For the purposes hereof, I have assumed, with the Company’s permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; and (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents. As to questions of fact relevant to this opinion, I have relied upon certificates and oral or written statements and other information of public officials, officers and representatives of the Company.

Based upon and subject to the foregoing, and such examination of law as I have deemed necessary, I am of the opinion that, when issued by the Company in accordance with the terms and conditions of the Agreements and following the receipt of consideration therefor, if any, in accordance with the terms of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth in this letter relates only to the federal laws of the United States of America and the general corporation law of the State of Delaware.

This letter is furnished by me as corporate counsel to the Company and is solely for the Company’s benefit and may not be relied upon by any other person, firm or entity whatsoever for any purpose. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richard A. Fisher